DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF COMMON UNITS
The following description of our common units is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Third Amended and Restated Agreement of Limited Partnership of Energy Transfer LP, as amended (our “Partnership Agreement”), which is incorporated by reference as an exhibit to this Annual Report on Form 10-K, of which this Exhibit [4.1] is a part. We encourage you to read our Partnership Agreement and the applicable provisions of the Delaware Revised Uniform Limited Partnership act for additional information. Capitalized terms used but not defined herein have the meanings ascribed to them in the Partnership Agreement.
The Common Units
Our common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our Partnership Agreement.
Number of Common Units
As of December 31, 2019, we had 2,689,580,631 common units outstanding; 2,313,613,398 common units are held by the public; and 375,967,233 common units are held by affiliates of our general partner.
Exchange Listing
Our common units are listed on the NYSE under the symbol “ET.” Any additional common units we issue also will be listed on the NYSE.
Timing of Distributions
We pay distributions no later than 50 days after March 31, June 30, September 30 and December 31 to holders of record on the applicable record date. For additional information, please read “Cash Distributions.”
Issuance of Additional Partnership Securities; Preemptive Rights
Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to the partnership securities for any partnership purpose at any time and from time to time to such persons, for such consideration and on such terms and conditions as our general partner determines, all without the approval of any limited partners.
It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute (i) the percentage interests of the then-existing holders of common units in our net assets and (ii) the voting rights of the then-existing holders of common units under our partnership agreement.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that have special voting rights to which the common units are not entitled.
Upon issuance of additional partnership securities, our general partner will have the right to make additional capital contributions to the extent necessary to maintain its then-current general partner interest in us; provided, however, that the capital contributions of our general partner will be offset to the extent contributions received by us in exchange for the issuance of additional partnership securities are used by us concurrently with such contributions to redeem or repurchase from any person outstanding partnership securities of the same class as the partnership securities that were issued. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units, that existed immediately prior to each issuance.
The holders of our common units do not have preemptive rights to acquire additional common units or other partnership securities.
As of [12/31/2019] NTD: to confirm these figures when we receive a draft of the 10-K., we had [  ] Class A units representing limited partner interests (the “Class A units”) outstanding. The Class A units vote together with our common units, as a single class, on any matter for which the holders of common units are entitled to vote, except as required by law. Additionally, for so long as Kelcy Warren is an officer or a director of our general partner, upon the issuance by us of additional common units or any securities that have voting rights that are pari passu with our common units, we will issue to the holder of Class A Units a number of additional Class A Units such that the holder maintains a voting interest in us that is identical to its voting interest in us prior to such issuance. The Class A Units are not entitled to distributions and otherwise have no economic attributes, except that the Class A Units in the aggregate will be entitled to an aggregate $100 distribution prior and in preference to any distribution of assets to the holders of any other classes or series of our securities upon our liquidation, dissolution or winding up. The Class A Units are not convertible into, or exchangeable for, common units. In addition to the other voting rights of the Class A Units, without the approval of 66 2/3% of the Class A Units, we may not take any action that disproportionately or materially adversely affects the rights, preferences or privileges of the Class A Units or amend the terms of the Class A Units. Without the prior approval of a conflicts committee of the board of directors of our general partner, the Class A Units may not be transferred to any person or entity, other than to Kelcy Warren, Ray Davis or to any trust, family partnership or family limited liability company the sole beneficiaries, partners or members of which are Kelcy Warren, Ray Davis or their respective relatives.
Voting Rights
Unlike the holders of common stock in a corporation, our limited partners have only limited voting rights on matters affecting our business. Our limited partners have no right to elect our general partner or the directors of our general partner on an annual or other continuing basis. Our general partner may not be removed except by the vote of the holders of at least 66 2/3% of the outstanding units, including units owned by our general partner and its affiliates. Each holder of units is entitled to one vote for each unit on all matters submitted to a vote of the unitholders.
Limited Call Right
If at any time our general partner and its affiliates hold more than 90% of the total limited partner interests of any class then outstanding, our general partner will then have the right, which right it may assign and transfer in whole or in part to us or any affiliate of our general partner, exercisable at its option, to purchase all, but not less than all, of such limited partner interests of such class then outstanding held by persons other than our general partner and its affiliates. As a consequence, a unitholder may be required to sell his common units at an undesirable time or price.
Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC serves as registrar and transfer agent for our common units.
Transfer of Common Units
Any transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:
•becomes the record holder of the common units and is an assignee until admitted as a substituted limited partner;
•automatically requests admission as a substituted limited partner;
•agrees to comply with and be bound by and to have executed our partnership agreement;
•represents and warrants that such transferee has the right, power and authority and, if an individual, the capacity to enter into our partnership agreement;
•grants the powers of attorney set forth in our partnership agreement; and
•gives the consents and approvals and makes the waivers contained in our partnership agreement.
An assignee will become a substituted limited partner for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.
A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon admission as a substituted limited partner for the transferred common units, a purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:
•the right to assign the common units to a purchaser or other transferee; and
•the right to transfer the right to seek admission as a substituted limited partner for the transferred common units.
Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

•will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and
•may not receive some federal income tax information or reports furnished to record holders of common units.
The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent.
Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.
Amendment of the Partnership Agreement
General
Amendments to our partnership agreement may be proposed only by our general partner. Our general partner has no duty or obligation to propose any amendment to our partnership agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to us, any limited partner or assignee and, in declining to propose an amendment, is not required to act in good faith or pursuant to any other standard imposed by our partnership agreement, any other agreement contemplated under our partnership agreement or under the Delaware Act or any other law, rule or regulation. A proposed amendment will be effective upon its approval by the holders of a majority of the outstanding common units (a “unit majority”), unless a greater or different percentage is required under our partnership agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of outstanding units will be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, our general partner will seek the written approval of the requisite percentage of outstanding units or call a meeting of the unitholders to consider and vote on such proposed amendment. Our general partner will notify all record holders upon final adoption of any such proposed amendments.
Restrictions on Certain Amendments
Our partnership agreement provides that:
(1) no provision of our partnership agreement that establishes a percentage of outstanding units (including units deemed owned by our general partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced;
(2) no amendment to our partnership agreement may (a) enlarge the obligations of any limited partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to clause (3) below, (b) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, our general partner or any of its affiliates without its consent, which consent may be given or withheld at its option, (c) change the provision of our partnership agreement providing for our dissolution upon an election to dissolve our partnership by our general partner that is approved by a unit majority (the “election to dissolve provision”), or (d) change the term of our partnership or, except as set forth in the election to dissolve provision, give any person the right to dissolve our partnership;
(3) except for mergers or consolidations approved pursuant to the partnership agreement, and without limitation of our general partner’s authority to adopt amendments to our partnership agreement described below under “-No Unitholder Approval,” any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests must be approved by the holders of not less than a majority of the outstanding partnership interests of the class affected;
(4) except for amendments described below under “-No Unitholder Approval” and except in connection with unitholder approval of a merger or consolidation, no amendments shall become effective without the approval of the holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law; and
(5) except for amendments described below under “-No Unitholder Approval,” the provisions set forth in clauses (1) through (4) above may only be amended with the approval of the holders of at least 90% of the outstanding units.
No Unitholder Approval
Our general partner, without the approval of any limited partner, may amend any provision of our partnership agreement to reflect:
(1) a change in our name, the location of our principal place of business, our registered agent or our registered office;
(2) admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;
(3) a change that our general partner determines to be necessary or appropriate to qualify or continue the qualification of our partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the members of the partnership group will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;
(4) a change that our general partner determines (a) does not adversely affect the limited partners (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect, (b) to be necessary or appropriate to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (ii) facilitate the trading of our units (including the division of any class or classes of outstanding units into different classes to facilitate uniformity of tax consequences within such classes of units) or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the units are or will be listed for trading, (c) to be necessary or appropriate in connection with action taken by our general partner pursuant to the provisions of our partnership agreement governing distributions, subdivisions and combinations of partnership securities or (d) is required to effect the intent of the provisions of our partnership agreement or is otherwise contemplated by our partnership agreement;

(5) a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of a change in our fiscal year or taxable year, including, if our general partner shall so determine, a change in the definition of “Quarter” under our partnership agreement and the dates on which distributions are to be made by us;
(6) an amendment that is necessary, in the opinion of counsel, to prevent us, or our general partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;
(7) subject to certain limitations, an amendment that our general partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of partnership securities pursuant to our partnership agreement;
(8) any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;
(9) an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with the provisions of our partnership agreement;
(10) an amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or investment by us in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by us of activities permitted by the terms of our partnership agreement;
(11) a merger or conveyance pursuant to which (a) our general partner has received an opinion of counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any limited partner or any member of the partnership group or cause us or any member of the partnership group to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (b) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of us into another limited liability entity and (c) the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as are contained in our partnership agreement; or
(12) any other amendments substantially similar to the foregoing.
Withdrawal or Removal of Our General Partner
Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ notice to our unitholders, and that withdrawal will not constitute a breach of our partnership agreement. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders.
If our general partner gives a notice of withdrawal, the holders of a unit majority, may, prior to the effective date of such withdrawal, elect a successor general partner. The person so elected as successor general partner will automatically become the successor general partner or managing member, to the extent applicable, of the other members of the partnership group of which our general partner is a general partner or a managing member. If, prior to the effective date of our general partner’s withdrawal, a successor is not selected by our unitholders or we do not receive a withdrawal opinion of counsel regarding limited liability and tax matters, our partnership will be dissolved in accordance with our partnership agreement.
Our general partner may be removed if such removal is approved by our unitholders holding at least 66 2/3% of the outstanding units (including units held by our general partner and its affiliates). The right of the holders of outstanding units to remove our general partner may not be exercised unless we have received a withdrawal opinion of counsel regarding limited liability and tax matters. The ownership of more than 33 1/3% of our outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal.
We will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the departing general partner or its affiliates for the benefit of us or the other members of the partnership group.
Transfer of General Partner Interest
Our general partner may transfer all or any of its general partner interest without unitholder approval. At any time, the members of our general partner may sell or transfer all or part of their membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.
Liquidation and Distribution of Proceeds
We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:
(1) the withdrawal, removal, bankruptcy or dissolution of our general partner, unless a successor general partner is elected prior to or on the effective date of such withdrawal, removal, bankruptcy or dissolution and a withdrawal opinion of counsel is received by us;
(2) an election to dissolve us by our general partner that is approved by the holders of a unit majority;
(3) the entry of a decree of judicial dissolution of us pursuant to the provisions of the Delaware Act; or
(4) the sale, exchange or other disposition of all or substantially all of the assets and properties of the partnership group.
Upon (a) our dissolution following the withdrawal or removal of our general partner and the failure of the partners to select a successor general partner, then within 90 days thereafter, or (b) our dissolution upon the bankruptcy or dissolution of our general partner, then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a unit majority may elect to reconstitute us and continue our business on the same terms and conditions set forth in our partnership agreement by forming a new limited partnership on terms identical to those set forth in our partnership agreement and having as the successor general partner a person approved by the holders of a unit majority. Unless such an election is made within the applicable time period as set forth above, we shall conduct only activities necessary to wind up our affairs.
Indemnification
Section 17-108 of the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Under our partnership agreement, in most circumstances, we will indemnify the following persons (each an “indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee:
•our general partner;
•any departing general partner;
•any person who is or was an affiliate of our general partner or any departing general partner;
•any person who is or was a member, partner, officer, director, fiduciary or trustee of any member of the partnership group, our general partner or any departing partner or any affiliate of any member of the partnership group, our general partner or any departing partner;
•any person who is or was serving at the request of our general partner or any departing partner or any affiliate of our general partner or any departing partner as an officer, director, member, partner, fiduciary or trustee of another person (provided, that a person will not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services); or
•any person that our general partner designates as an “indemnitee” for purposes of our partnership agreement.
Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees in its sole discretion, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, such indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.
Under our partnership agreement, an indemnitee will not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification pursuant to our partnership agreement, the indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful.
In the opinion of the SEC, indemnification provisions that purport to include indemnification for liabilities arising under the Securities Act are contrary to public policy and are, therefore, unenforceable.
Status as Limited Partner or Assignee
An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to any of our common units owned by an assignee that has not become a substituted limited partner at the written direction of the assignee.

Transferees that do not execute and deliver a transfer application will not be treated as assignees or as record holders of our common units and will not receive cash distributions, federal income tax allocations or reports furnished to holders of our common units.
Capital Contributions
Except as described below under “Limited Liability,” the common units will be fully paid, and common unitholders will not be required to make additional capital contributions to us.
Limited Liability
Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, and that it otherwise acts in conformity with the provisions of our partnership agreement, the limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital such limited partner is obligated to contribute to us for its common units plus such limited partner’s share of any undistributed profits and assets and any funds wrongfully distributed to it as described below. If it were determined, however, that the right, or exercise of the right, by our limited partners as a group to remove or replace our general partner, to approve certain amendments to our partnership agreement or to take any other action under our partnership agreement constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner based on such limited partner’s conduct. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.
Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution; provided, however, that such limited partner will have no liability for the amount of the distribution after the expiration of three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the limited partnership, excluding any obligations of the assignor with respect to wrongful distributions, as described above, except the assignee is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.
Our subsidiaries conduct business in multiple states. Maintenance of our limited liability as a limited partner or member of our subsidiaries formed as limited partnerships or limited liability companies, respectively, may require compliance with legal requirements in the jurisdictions in which such subsidiaries conduct business, including qualifying our subsidiaries to do business there. Limitations on the liability of a limited partner or member for the obligations of a limited partnership or limited liability company, respectively, have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our limited partner interest or limited liability company interest in our subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by our limited partners as a group to remove or replace our general partner, to approve certain amendments to our partnership agreement or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.
Change of Management Provisions
Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change management. If at any time any person or group (other than our general partner or its affiliates) beneficially owns 20% or more of any outstanding partnership securities of any class then outstanding, all partnership securities owned by such person or group shall not be voted on any matter and shall not be considered to be outstanding when sending notices of a meeting of limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The foregoing limitation does not apply (i) to any person or group who acquired 20% or more of any outstanding partnership securities of any class then outstanding directly from our general partner or its affiliates, (ii) to any person or group who acquired 20% or more of any outstanding partnership securities of any class then outstanding directly or indirectly from a person or group described in clause (i) provided that our general partner has notified such person or group in writing that such limitation will not apply, or (iii) to any person or group who acquired 20% or more of any partnership securities issued by us with the prior approval of the board of directors of our general partner.
Meetings; Voting
Except as described above under “Change of Management Provisions,” unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the general partner at the written direction of the record holder.
Absent direction of this kind, the units will not be voted, except that, in the case of units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.
Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting.
Special meetings of the unitholders may be called by the general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than the general partner and its affiliates, or a direct or subsequently approved transferee of the general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instructions of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.
Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.
Holders of common units have very limited voting rights and may vote on the following matters:
•a sale or exchange of all or substantially all of our assets;
•the election of a successor general partner in connection with the withdrawal or removal of our general partner;
•dissolution or reconstitution of our partnership;
•a merger of our partnership;
•issuance of limited partner interests in some circumstances; and
•some amendments to the partnership agreement, including any amendment that would cause us to be treated as an association taxable as a corporation.
Removal of our general partner requires:
•a 66 2/3% vote of all outstanding units; and
•the election of a successor general partner by the holders of a unit majority.
Books and Reports
Our general partner is required to keep appropriate books and records with respect to our business at our principal offices. Our books are maintained, for both federal income tax and financial reporting purposes, on an accrual basis. For both federal income tax and financial reporting purposes, our fiscal year end is December 31.
We will furnish or make available to record holders of common units, no later than 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent registered public accounting firm. Except for the fourth quarter of each fiscal year, we will also furnish or make available unaudited financial statements no later than 90 days after the close of each quarter.

We will furnish each record holder with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year.
Right to Inspect Our Books and Records
Except as described below, each limited partner has the right, for a purpose reasonably related to such limited partner’s interest as a limited partner in our partnership, upon reasonable written demand and at such limited partner’s own expense:
to obtain true and full information regarding the status of our business and financial condition;
promptly after becoming available, to obtain a copy of our federal, state and local income tax returns for each year;
to have furnished to it a current list of the name and last known business, residence or mailing address of each partner;
to have furnished to it a copy of our partnership agreement and our certificate of limited partnership and all amendments thereto, together with copies of all powers of attorney pursuant to which our partnership agreement, our certificate of limited partnership and all amendments thereto have been executed;
to obtain true and full information regarding the amount of cash and a description and statement of the net agreed value of any other capital contribution by each partner and that each partner has agreed to contribute in the future, and the date on which each became a partner; and
to obtain such other information regarding our affairs as is just and reasonable.
The general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in our best interests, could damage the partnership group or that we are required by law or by agreements with third parties to keep confidential.
CASH DISTRIBUTION POLICY
General
We will distribute to our unitholders, within 50 days after the end of each quarter, all of our available cash in the manner described below.
Definition of Available Cash
Available cash generally means, for any calendar quarter, all cash on hand at the end of such quarter:
•less the amount of cash that the general partner determines in good faith is necessary or appropriate to:
•satisfy general, administrative and other expenses and debt service requirements;
comply with applicable law, any of our debt instruments or other agreements;

•provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters; or
•otherwise provide for the proper conduct of business.
•plus all cash on hand on the date of determination of available cash for the quarter.
Distributions of Cash Upon Liquidation
If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in the partnership agreement and by law, and, thereafter, we will distribute $100 to the holders of our Class A Units in the aggregate and any remaining proceeds to our other unitholders, including the holders of our common units and our general partner, in accordance with their respective positive capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.
No unitholder will have any obligation to restore any negative balance in its capital account upon liquidation of us.
ETOLP’s Cash Distribution Policy
Within 45 days after the end of each quarter, Energy Transfer Operating, L.P. (“ETOLP”) will distribute all available cash to partners of record on the applicable record date.
Definition of Available Cash
Available cash is defined in the ETOLP partnership agreement and generally means, for any calendar quarter, all cash on hand at the end of such quarter:
•less the amount of cash reserves that ETOLP’s general partner in good faith determines is necessary or appropriate to:
•    provide for the proper conduct of ETOLP’s business (including reserves for future capital expenditures and for anticipated future credit needs of ETOLP);
•    comply with applicable law, any of ETOLP’s debt instruments or other agreements; or
•    provide funds for distributions on ETOLP’s Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “ETOLP Series A preferred units”), Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “ETOLP Series B preferred units”), Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “ETOLP Series C preferred units”), Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “ETOLP Series D preferred units”), Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “ETOLP Series E preferred units”), Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units (the “ETOLP Series F preferred units”), and Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units (the “ETOLP Series G preferred units” and, together with the ETOLP Series A preferred units, the ETOLP Series B preferred units, the ETOLP Series C preferred units, the ETOLP Series D preferred units, the

ETOLP Series E preferred units, and the ETOLP Series F preferred units, the “ETOLP preferred units”).
Distributions of Available Cash
Under the ETOLP partnership agreement, ETOLP is required to distribute all Available Cash to all unitholders, pro rata, except as provided below under “-Distributions to ETOLP Preferred Unitholders” and “-Distributions to Other ETOLP Units” below.
Distributions to ETOLP Preferred Unitholders
Prior to making any distributions to the unitholders as described above, the holders of ETOLP preferred units are entitled to receive, when, as, and if declared by ETOLP’s general partner out of legally available funds for such purpose, cumulative quarterly cash distributions. Unless otherwise determined by ETOLP’s general partner, distributions on the ETOLP preferred units are deemed to have been paid out of available cash with respect to the quarter ended immediately preceding the quarter in which the distribution is made.
Distributions on each class of ETOLP preferred units are subject to an initial fixed distribution rate for a specified term, followed by a floating or reset distribution rate, as applicable, to extend thereafter until all outstanding ETOLP preferred units of that class are redeemed. Specifically, the ETOLP Series A preferred units have an initial distribution rate of 6.250% of the Series A liquidation preference of $1,000 per ETOLP Series A preferred unit (the “ETOLP Series A Liquidation Preference”) until February 14, 2023 and, thereafter, distributions will accumulate for each distribution period at a percentage of the ETOLP Series A Liquidation Preference equal to an annual floating rate of the three-month LIBOR plus a spread of 4.028% per annum. The ETOLP Series B preferred units have an initial distribution rate of 6.625% of the Series B liquidation preference of $1,000 per ETOLP Series B preferred unit (the “ETOLP Series B Liquidation Preference”) until February 14, 2028 and, thereafter, distributions will accumulate for each distribution period at a percentage of the ETOLP Series B Liquidation Preference equal to an annual floating rate of the three-month LIBOR plus a spread of 4.155% per annum. The ETOLP Series C preferred units have an initial distribution rate of 7.375% of the Series C liquidation preference of $25.00 per ETOLP Series C preferred unit (the “ETOLP Series C Liquidation Preference”) until May 14, 2023 and, thereafter, distributions will accumulate for each distribution period at a percentage of the ETOLP Series C Liquidation Preference equal to an annual floating rate of the three-month LIBOR plus a spread of 4.530% per annum. The ETOLP Series D preferred units have an initial distribution rate of 7.625% of the Series D liquidation preference of $25.00 per ETOLP Series D preferred unit (the “ETOLP Series D Liquidation Preference”) until August 14, 2023 and, thereafter, distributions will accumulate for each distribution period at a percentage of the ETOLP Series D Liquidation Preference equal to an annual floating rate of the three-month LIBOR plus a spread of 4.738% per annum. The ETOLP Series E preferred units have an initial distribution rate of 7.600% of the Series E liquidation preference of $25.00 per ETOLP Series E preferred unit (the “ETOLP Series E Liquidation Preference”) until May 15, 2024 and, thereafter, distributions will accumulate for each distribution period at a percentage of the ETOLP Series E Liquidation Preference equal to an annual floating rate of the three-month LIBOR plus a spread of 5.161% per annum. The ETOLP Series F preferred units have an initial distribution rate of 6.750% of the Series F liquidation preference of $1,000 per ETOLP Series F preferred unit (the “ETOLP Series F Liquidation Preference”) until May 15, 2025 and, thereafter, distributions will accumulate for each distribution period at a percentage of the ETOLP Series D Liquidation Preference equal to the Five-year U.S. Treasury Rate as of the most recent Series F Reset Distribution Determination Date plus a spread of 5.134% per annum. The ETOLP Series G preferred units have an initial distribution rate of 7.125% of the Series G liquidation preference of $1,000 per ETOLP Series G preferred unit (the “ETOLP Series G Liquidation Preference”) until May 15, 2030 and, thereafter, distributions will accumulate for each distribution period at a percentage of the ETOLP Series G Liquidation Preference equal to the Five-year U.S. Treasury Rate as of the most recent Series G Reset Distribution Determination Date plus a spread of 5.306% per annum.
Distributions to Other ETOLP Units
The ETOLP partnership agreement provides that each ETOLP Class K unit is entitled to a quarterly cash distribution in an amount equal to $0.67275 per Class K unit, which distribution must be made prior to any distribution of available cash to any other class of ETOLP units. The ETOLP partnership agreement also provides that each ETOLP Class L unit is entitled to a quarterly cash distribution in an amount equal to $0.286875 per Class L unit, which distribution must be made prior to any distribution of available cash to any other class of ETOLP units. The ETOLP partnership agreement also provides that each ETOLP Class M unit is entitled to a quarterly cash distribution in an amount equal to $0.20 per Class M unit, which distribution must be made prior to any distribution of available cash to any other class of ETOLP units.
Sunoco’s Cash Distribution Policy
Under the Sunoco LP (“Sunoco”) partnership agreement, Sunoco is required to distribute all of its available cash, within 60 days after the end of each quarter, to its common unitholders of record on the applicable record date.
Definition of Available Cash
Available cash, for any quarter, generally consists of all cash and cash equivalents on hand at the end of that quarter:
•less, the amount of cash reserves that Sunoco GP LLC, the general partner of Sunoco (“Sunoco GP”), establishes to:
•provide for the proper conduct of Sunoco’s business;
•comply with applicable law, any of Sunoco’s debt instruments or other agreements or any other obligation; or
•provide funds for distributions to Sunoco’s unitholders for any one or more of the next four quarters (provided that Sunoco GP may not establish cash reserves for the payment of distributions unless it determines that the establishment of such reserves will not prevent Sunoco from distributing the Sunoco minimum quarterly distribution on all common units for the current quarter);
•plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.
Working capital borrowings are generally borrowings that are made under Sunoco’s revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.
Operating Surplus and Capital Surplus
All cash distributed to Sunoco’s unitholders is characterized as being paid from either “operating surplus” or “capital surplus.” Sunoco distributes available cash from operating surplus differently than available cash from capital surplus. Operating surplus distributions will be made to Sunoco’s unitholders and, if Sunoco makes quarterly distributions above the first target distribution level described below, to the holder of Sunoco’s incentive distribution rights (“IDRs”). Sunoco does not anticipate that it will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would generally be made first to the holders of Class C units, pro rata, the amount of accrued and unpaid distributions, and then pro rata to all unitholders.
Definition of Operating Surplus
Operating surplus for any period generally means:
•$25.0 million (as described below); plus
•all of Sunoco’s cash receipts, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of any hedge contract prior to its stipulated settlement or termination date will be included in equal quarterly installments over the remaining scheduled life of such hedge contract had it not been terminated; plus
•working capital borrowings made after the end of a period but on or before the date of distribution of operating surplus for that period; plus
•cash distributions paid on equity issued (including incremental distributions on IDRs), to finance all or a portion of expansion capital expenditures in respect of the period from the date that Sunoco enters into a binding obligation to commence the construction, acquisition or improvement of a capital asset until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus
•cash distributions paid on equity issued (including incremental distributions on IDRs), to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from the date that Sunoco enters into a binding obligation to commence the construction, acquisition or improvement of a capital asset until the earlier to occur of the date the capital asset is placed in service and the date that it is abandoned or disposed of; less
•all of Sunoco’s operating expenditures (as defined below); less
•the amount of cash reserves established by Sunoco GP to provide funds for future operating expenditures; less
•all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less
•any cash loss realized on the disposition of an investment capital expenditure.
As described above, operating surplus does not reflect actual cash on hand that is available for distribution to Sunoco’s unitholders and is not limited to cash generated by Sunoco’s operations. For example, it includes a basket of $25.0 million that enables Sunoco, if it chooses, to distribute as operating surplus up to that amount of cash Sunoco receives from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including certain cash distributions on equity interests in operating surplus, as described above, will be to increase operating surplus by the amount of any such cash distributions. As a result, Sunoco may also distribute as operating surplus up to that amount of cash that it receives from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.
Sunoco defines operating expenditures as all of its cash expenditures, including, but not limited to, taxes, reimbursement of expenses to Sunoco GP or its affiliates, payments made in the ordinary course of business under interest rate hedge agreements or commodity hedge agreements (provided that (1) payments made in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (2) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such contract), compensation of officers, directors and employees of Sunoco GP, repayment of working capital borrowings, debt service payments and maintenance capital expenditures (as discussed in further detail below), provided that operating expenditures do not include:
•repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;
•payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;
•expansion capital expenditures;
•investment capital expenditures;
•payment of transaction expenses relating to interim capital transactions;
•distributions to Sunoco’s partners (including distributions in respect of Sunoco’s IDRs); or
•repurchases of equity interests (other than repurchases to satisfy obligations under employee benefit plans) or reimbursements of Sunoco GP for such purchases.
Interim Capital Transactions
Sunoco defines cash from interim capital transactions to include proceeds from:
•borrowings other than working capital borrowings;
•sales of equity and debt securities; and
•sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or assets sold or disposed of as part of normal retirement or replacement of assets.

Capital Surplus
Capital surplus is defined as any distribution of available cash in excess of operating surplus. Although the cash proceeds from interim capital transactions do not increase operating surplus, all distributions of available cash from whatever source are deemed to be from operating surplus until cumulative distributions of available cash exceed cumulative operating surplus. Thereafter, all distributions of available cash are deemed to be from capital surplus to the extent they continue to exceed cumulative operating surplus.
Characterization of Cash Distributions
Sunoco will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of its initial public offering equals the operating surplus as of the most recent date of determination of available cash. Sunoco will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $25.0 million in addition to Sunoco’s cash balance on the closing date of its initial public offering, cash receipts from its operations and cash from working capital borrowings. This amount does not reflect actual cash on hand that is available for distribution to Sunoco’s unitholders. Rather, it is a provision that will enable Sunoco, if it chooses, to distribute as operating surplus up to $25.0 million of cash it receives in the future from interim capital transactions that would otherwise be distributed as capital surplus. Sunoco does not anticipate that it will make any distributions from capital surplus.
Capital Expenditures
Maintenance capital expenditures reduce operating surplus, but expansion capital expenditures and investment capital expenditures do not. Under Sunoco’s partnership agreement, maintenance capital expenditures are capital expenditures made to maintain Sunoco’s long-term operating income or operating capacity, while expansion capital expenditures are capital expenditures that Sunoco expects will increase its operating income or operating capacity over the long term. Examples of maintenance capital expenditures include those expenditures Sunoco makes to maintain existing contract volumes or renew existing distribution contracts, maintain its real estate leased to third-party dealers in leaseable condition or maintain its company operated convenience stores. Maintenance capital expenditures also include interest (and related fees) on debt incurred and distributions in respect of equity issued (including incremental distributions on IDRs), other than equity issued in any offering, to finance all or any portion of the construction or development of a replacement asset that are paid in respect of the period that begins when Sunoco enters into a binding obligation to commence construction or development of a replacement asset and ending on the earlier to occur of the date that such replacement asset commences commercial service and the date that it is disposed of or abandoned. Capital expenditures made solely for investment purposes are not considered maintenance capital expenditures.
Expansion capital expenditures are capital expenditures made to increase Sunoco’s operating capacity over the long term. Examples of expansion capital expenditures include the acquisition of new properties or equipment, to the extent such capital expenditures are expected to expand Sunoco’s long-term operating capacity. Expansion capital expenditures also include interest (and related fees) on debt incurred and distributions in respect of equity issued (including incremental distributions on IDRs) to finance all or any portion of the construction of a capital improvement paid in respect of the period that commences when Sunoco enters into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of date such capital improvement commences commercial service and the date that it is disposed of or abandoned. Capital expenditures made solely for investment purposes are not be considered expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or the development of assets that are in excess of those needed for the maintenance of Sunoco’s existing operating capacity, but which are not expected to expand, for more than the short term, its operating capacity.
As described above, neither investment capital expenditures nor expansion capital expenditures are included in operating expenditures, and thus do not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction, acquisition or development of a capital improvement during the period that begins when Sunoco enters into a binding obligation to commence construction, acquisition or development of a capital improvement and ending on the earlier to occur of the date such capital improvement commences commercial service and the date that it is disposed of or abandoned, such interest payments also do not reduce operating surplus. Losses on the disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.
Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes are allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by Sunoco GP.
Distributions of Available Cash from Operating Surplus
Sunoco will make distributions of available cash from operating surplus for any quarter in the following manner:
•first, to the holders of Sunoco’s Class C units to the extent of the distribution preference on the Class C units;
•second, to all Sunoco unitholders holding Sunoco common units, pro rata, until Sunoco distributes for each outstanding Sunoco common unit an amount equal to the Sunoco minimum quarterly distribution for that quarter; and
•thereafter, in the manner as described in the section entitled “Incentive Distribution Rights” below.
The preceding discussion is based on the assumption that Sunoco does not issue additional classes of equity interests.
Incentive Distribution Rights
IDRs represent the right to receive an increasing percentage (15.0%, 25.0% and 50.0%) of quarterly distributions of available cash from operating surplus after the Sunoco minimum quarterly distribution and the target distribution levels have been achieved. ETOLP currently hold all of Sunoco’s IDRs, but may transfer these rights, subject to restrictions in Sunoco’s partnership agreement.
The following discussion assumes that ETOLP continues to own Sunoco’s IDRs.

If for any quarter Sunoco has distributed available cash from operating surplus to the holders of Sunoco’s Class C units to the extent of their distribution preference and to the Sunoco common unitholders in an amount equal to the minimum quarterly distribution then it will make distributions of available cash from operating surplus for that quarter in the following manner:
•first, to all unitholders holding Sunoco common units, pro rata, until each unitholder receives a total of $0.503125 per Sunoco common unit for that quarter (the “first target distribution”);
•second, 85.0% to all unitholders holding Sunoco common units, pro rata, and 15.0% to ETOLP (in its capacity as the holder of Sunoco’s IDRs), until each unitholder receives a total of $0.546875 per Sunoco common unit for that quarter (the “second target distribution”);
•third, 75.0% to all unitholders holding Sunoco common units, pro rata, and 25.0% to ETOLP (in its capacity as the holder of Sunoco’s IDRs), until each unitholder receives a total of $0.65625 per Sunoco common unit for that quarter (the “third target distribution”); and
•thereafter, 50.0% to all unitholders holding Sunoco common units, pro rata, and 50.0% to ETOLP (in its capacity as the holder of Sunoco’s IDRs).
Distributions from Capital Surplus
Sunoco will make distributions of available cash from capital surplus, if any, in the following manner once the required distributions of available cash (other than Susser Petroleum Property Company LLC (“PropCo”) available cash) are made to the Class C unitholders:
•first, to all unitholders holding Sunoco common units, pro rata, until the minimum quarterly distribution level has been reduced to zero as described below; and
•thereafter, Sunoco will make all distributions of available cash from capital surplus as if they were from operating surplus. The preceding paragraph assumes that Sunoco does not issue additional classes of equity interests.
Sunoco’s partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the Sunoco minimum quarterly distribution and the target distribution levels will be reduced in the same proportion that the distribution had to the fair market value of the Sunoco common units immediately prior to the announcement of the distribution (or the average of the closing prices for the 20 consecutive trading days immediately prior to the ex-dividend date). Because distributions of capital surplus will reduce the Sunoco minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for ETOLP (in its capacity as the holder of Sunoco’s IDRs) to receive incentive distributions.
Once Sunoco distributes capital surplus on a unit in an amount equal to the initial unit price, it will reduce the Sunoco minimum quarterly distribution and the target distribution levels to zero. Sunoco will then make all future distributions from operating surplus, first, to the holders of Class C units to the extent required, and then, 50% being paid to the holders of Sunoco common units and 50% to ETOLP (in its capacity as the holder of Sunoco’s IDRs), assuming that ETOLP has not transferred the IDRs.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels
In addition to adjusting the Sunoco minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if Sunoco combines its units into fewer units or subdivides its units into a greater number of units, it will proportionately adjust its:
•minimum quarterly distribution;
•target distribution levels; and
•unrecovered initial unit price.
For example, if a two-for-one split of common units should occur, the Sunoco minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. Sunoco will not make any adjustment by reason of the issuance of additional units for cash or property.
In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that Sunoco becomes taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, it will reduce the Sunoco minimum quarterly distribution and the target distribution levels for each quarter may, in the sole discretion of Sunoco GP, be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter) and the denominator of which is the sum of available cash for that quarter before any adjustment for estimated taxes. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.
Distributions of Cash Upon Liquidation
General. If Sunoco dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called liquidation. Sunoco will first apply the proceeds of liquidation to the payment of its creditors. Sunoco will distribute any remaining proceeds to the unitholders and the holder of its IDRs, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of its assets in liquidation.
The allocations of gain and loss upon liquidation are intended, to the extent possible, to permit holders of Sunoco common units to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs. However, there may not be sufficient gain upon Sunoco’s liquidation to enable Sunoco’s common unitholders to fully recover all of these amounts. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the IDRs.
Manner of Adjustments for Gain. The manner of the adjustment for gain is set forth in Sunoco’s partnership agreement. Sunoco will generally allocate any gain to its partners in the following manner:
•first, to the holders of Sunoco’s Class C units, pro rata, until the capital account for each Class C unit is equal to the sum of: (1) the unrecovered initial unit price for that Class C unit; and (2) the unpaid amount of all accrued but unpaid distributions on that Class C unit;
•second, to all Sunoco common unitholders, pro rata, until the capital account for each common unit is equal to the sum of:

•the unrecovered initial unit price; and
•the unpaid amount of the Sunoco minimum quarterly distribution for the quarter during which Sunoco’s liquidation occurs;
•third, to all Sunoco common unitholders, pro rata, until Sunoco allocates under this paragraph an amount per unit equal to:
•the excess of the first target distribution per unit over the Sunoco minimum quarterly distribution per unit for each quarter of Sunoco’s existence; less
•the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the Sunoco minimum quarterly distribution per unit for each quarter of Sunoco’s existence that it distributed to the unitholders, pro rata;
•fourth, 85.0% to all Sunoco common unitholders, pro rata, and 15.0% to ETOLP (in its capacity as the holder of Sunoco’s IDRs), until Sunoco allocates under this paragraph an amount per unit equal to:
•the excess of the second target distribution per unit over the first target distribution per unit for each quarter of Sunoco’s existence; less
•the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit for each quarter of Sunoco’s existence that it distributed 85.0% to the unitholders, pro rata, and 15.0% to ETOLP (in its capacity as the holder of Sunoco’s IDRs);
•fifth, 75.0% to all Sunoco common unitholders, pro rata, and 25.0% to ETOLP (in its capacity as the holder of Sunoco’s IDRs), until Sunoco allocates under this paragraph an amount per unit equal to:
•the excess of the third target distribution per unit over the second target distribution per unit for each quarter of Sunoco’s existence; less
•the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit for each quarter of Sunoco’s existence that it distributed 75.0% to the unitholders, pro rata, and 25.0% to ETOLP (in its capacity as the holder of Sunoco’s IDRs); and
•thereafter, 50.0% to all Sunoco common unitholders, pro rata, and 50.0% to ETOLP (in its capacity as the holder of Sunoco’s IDRs).
Notwithstanding the foregoing, if immediately prior to making allocations pursuant to the fourth, fifth and sixth clauses above, the capital account of each Sunoco common unit equals or exceeds the issue price of Sunoco’s Class C units ($38.5856), then Sunoco will allocate 1.0% of the remaining items of gain (other than gain attributable to PropCo) to the holders of Class C units, pro rata.
Manner of Adjustments for Losses
Sunoco will generally allocate any loss to its unitholders in the following manner:

•first, to Sunoco’s common unitholders, pro rata, until the capital accounts of the common unitholders have been reduced to zero; and
•thereafter, to the holders of Sunoco’s Class C units, pro rata, until the capital accounts of the Class C units have been reduced to zero.
provided, that Class C units will not be allocated any items of loss attributable to the ownership or sale of Sunoco’s membership interests in PropCo or any indebtedness of PropCo or its subsidiaries.
Adjustments to Capital Accounts
Sunoco will make adjustments to capital accounts upon the issuance of additional units. In doing so, Sunoco generally will allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the holders of Sunoco’s IDRs in the same manner as it allocates gain upon liquidation. By contrast to the allocations of gain, and except as provided above, Sunoco generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to Sunoco’s common unitholders based on their percentage ownership of Sunoco. In the event Sunoco makes negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in Sunoco’s common unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made. The Sunoco Class C units will not be allocated any items of gain or loss attributable to Sunoco’s ownership or sale of the membership interests in PropCo or any indebtedness of PropCo or its subsidiaries.
USAC’s Cash Distribution Policy
General
USAC’s partnership agreement requires that, within 45 days after the end of each quarter, USAC distribute all of its available cash to unitholders of record on the applicable record date.

Definition of Available Cash
Available cash, for any quarter, consists of all cash on hand at the end of that quarter:
•less, the amount of cash reserves established by USAC’s general partner to:
•provide for the proper conduct of USAC’s business;
•comply with applicable law, USAC’s revolving credit facility or other agreements; and
•provide funds for distributions to USAC’s unitholders for any one or more of the next four quarters;
•plus, if USAC’s general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

Working capital borrowings are borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases, are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings.
Series A Preferred Units
Record holders of USAC’s Series A preferred units are entitled to receive cumulative quarterly distributions equal to $24.375 per Series A preferred unit, which may be paid in cash or, subject to certain limits, a combination of cash and additional Series A preferred units as determined by USAC’s general partner with respect to any quarter ending on or prior to June 30, 2019. USAC cannot pay any distributions on any junior securities, including any of the common units, prior to paying the quarterly distribution payable on the Series A preferred units, including any previously accrued and unpaid distributions thereon.
Operating Surplus and Capital Surplus
General. All cash distributed will be characterized as either “operating surplus” or “capital surplus.” USAC’s partnership agreement requires that USAC distribute available cash from operating surplus differently than available cash from capital surplus.
Operating Surplus. Operating surplus for any period consists of:
•$36.6 million (as described below); plus
•all of USAC’s cash receipts beginning January 18, 2013, the closing date of USAC’s initial public offering, excluding cash from interim capital transactions, which include the following:
•borrowings (including sales of debt securities) that are not working capital borrowings;
•sales of equity interests;
•sales or other dispositions of assets outside the ordinary course of business; and
•capital contributions received;
provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date w be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus
•working capital borrowings made after the end of the period but on or before the date of determination of operating surplus for the period; plus
•cash distributions paid on equity issued to finance all or a portion of the construction, acquisition or improvement of a capital improvement (such as equipment or facilities) in respect of the period beginning on the date that USAC enters into a binding obligation to commence the construction, acquisition or improvement of a capital improvement and ending on the earlier to occur of the date the capital improvement or capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•cash distributions paid on equity issued to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the capital improvements referred to above; less
•all of USAC’s operating expenditures (as defined below) after the closing of USAC’s initial public offering; less
•the amount of cash reserves established by USAC’s general partner to provide funds for future operating expenditures; less
•all working capital borrowings not repaid within twelve months after having been incurred; less
•any loss realized on disposition of an investment capital expenditure.
As described above, operating surplus does not reflect actual cash on hand that is available for distribution to USAC’s unitholders and is not limited to cash generated by USAC’s operations. For example, it includes a basket of $36.6 million that will enable USAC, if it chooses, to distribute as operating surplus cash it receives in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, USAC may also distribute as operating surplus up to the amount of any such cash that it receives from non-operating sources.
The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.
USAC defines operating expenditures in its partnership agreement, and operating expenditures generally means all of USAC’s cash expenditures, including, but not limited to, taxes, reimbursement of expenses to USAC’s general partner and its affiliates, payments made under interest rate hedge agreements or commodity hedge contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (ii) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, debt service payments and maintenance capital expenditures (as defined below), provided that operating expenditures will not include:
•repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;
•payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

•expansion capital expenditures (as defined below);
•investment capital expenditures (as defined below);
•payment of transaction expenses relating to interim capital transactions;
•distributions to USAC’s partners; or
•repurchases of equity interests except to fund obligations under employee benefit plans.
Capital Surplus. Capital surplus is defined in USAC’s partnership agreement as any distribution of available cash in excess of USAC’s cumulative operating surplus. Accordingly, capital surplus would generally be generated by:
•borrowings other than working capital borrowings;
•sales of USAC’s equity and debt securities; and
•sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.
Characterization of Cash Distributions. USAC’s partnership agreement requires that USAC treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since January 18, 2013, the closing date of USAC’s initial public offering, equals the operating surplus from January 18, 2013 through the end of the quarter immediately preceding that distribution. USAC’s partnership agreement requires that USAC treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. USAC does not anticipate that we will make any distributions from capital surplus.
Capital Expenditures
Maintenance capital expenditures are those capital expenditures required to maintain USAC’s long-term operating capacity and/or operating income. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures.
Expansion capital expenditures are those capital expenditures that USAC expects will increase USAC’s operating capacity or operating income over the long term. Expansion capital expenditures will also include interest (and related fees) on debt incurred to finance all or any portion of the construction of such capital improvement in respect of the period that commences when USAC enters into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital improvement commences commercial service and the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered expansion capital expenditures.
Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of USAC’s existing operating capacity or operating income, but which are not expected to expand, for more than the short term, USAC’s operating capacity or operating income.
As described above, neither investment capital expenditures nor expansion capital expenditures will be included in operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction or improvement of a capital asset (such as gathering compressors) in respect of the period that begins when USAC enters into a binding obligation to commence construction of the capital asset and ends on the earlier to occur of the date the capital asset commences commercial service or the date that it is abandoned or disposed of, such interest payments are also not subtracted from operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.
Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditures by USAC’s general partner.
Distributions of Available Cash from Operating Surplus
USAC’s partnership agreement requires that USAC make distributions or payments of available cash from operating surplus for any quarter in the following manner:
•first, as distributions or payments with respect to the Series A preferred units (as described above under “-Distributions of Available Cash:); and
•thereafter, to the holders of common units, pro rata.
Holders of USAC’s Class B units are not entitled to distributions from available cash prior to conversion of the Class B units into common units.
Distributions from Capital Surplus
USAC’s partnership agreement generally provides that USAC may not declare or pay any distribution from capital surplus without the affirmative vote of the holders of at least 66 2/3% of USAC’s Series A preferred units. In the event a distribution from capital surplus is so approved, USAC may make distributions of available cash from capital surplus, as if they were from operating surplus.
Distributions of Cash upon Liquidation
If USAC dissolves in accordance with its partnership agreement, USAC will sell or otherwise dispose of its assets in a process called a liquidation. USAC will first apply the proceeds of liquidation to the payment of its creditors. USAC will distribute any remaining proceeds to the unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of USAC’s assets in liquidation; provided, that any cash or cash equivalents for distributions will be distributed with respect to USAC’s Series A preferred units (up to the positive balance in the associated capital accounts), prior to any distribution of cash or cash equivalents with respect to USAC’s common units or other junior securities.